UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2017

US ECOLOGY, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-11688	95-3889638
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 S. Capitol Blvd., Suite 1000 Boise, Idaho	83702
(Address of principal executive offices)	(Zip Code)

(208) 331-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 15, 2017, US Ecology, Inc. (the “Company”) approved base salary, Management Incentive Plan and related target percentages, and certain equity awards for each of the Named Executive Officers. Effective with the first payroll of 2018, each of Messrs. Welling and Bell’s base salary was increased from $340,000 to $360,000. Each of Messrs. Feeler and Gerratt declined the Company’s recommended increase in his base salary from his existing base salary of $485,000 in the case of Mr. Feeler and $316,500 in the case of Mr. Gerratt.

2018 Management Incentive Plan

The Company approved the 2018 Management Incentive Plan (“2018 MIP”) under which each Named Executive Officer (each a “Participant”) shall be eligible to receive a cash incentive payment for fiscal year 2018 (“Plan Year”) based upon the achievement of four independent objectives: (1) financial; (2) individual performance; (3) health and safety; and (4) compliance (each a “Plan Objective”). The payout available for achievement of 100% of each Plan Objective is a percentage of a Participant’s annual base salary (“Target Incentive”). The Target Incentive is 100% of base salary for Mr. Feeler and 75% of base salary for each of Messrs. Welling, Bell, Gerratt and Marshall. The amount available for achievement of a Plan Objective is weighted as a percentage of a Participant’s Target Incentive and may be earned even if the threshold performance is not met for another Plan Objective.

The portion of a Participant’s Target Incentive based on financial performance (“Finance Target Incentive”) increases with every percentage point over 79% of the Company’s Board approved consolidated operating income target (“Base MIP Target”) and is weighted at 50% of a Participant’s Target Incentive. No Finance Target Incentive will be awarded if 80% of the Base MIP Target is not achieved. For every percentage point achievement over 79% of the Base MIP Target, up to and including 100%, a Participant shall earn 4.76% of the Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the Finance Target Incentive shall be available to a Participant. In the event the Company exceeds the Base MIP Target, the Participants shall be eligible for an additional incentive payment in an amount calculated by multiplying their respective salaries by an additional 4.5% for every 1% increase over the Base MIP Target and multiplying the resulting product by 50%. The additional incentive payment based on exceeding the Base MIP Target is capped at one times the Participant’s Target Incentive for an aggregate potential incentive payment of two times the Participant’s Target Incentive.

Up to 30% of a Participant’s Target Incentive shall be awarded, at the sole discretion of the Compensation Committee of the Board (“Administrator”), based on the Participant’s individual performance, including team work, achievement of established annual priorities, effective use of Company resources and other evaluative factors as determined by the Administrator.

Metrics for the health and safety objective are weighted cumulatively at 10% of a Participant’s Target Incentive. The Company-wide metrics, as set and approved by the Compensation Committee, include Total Recordable Incident Rate (2%), Days Away Restricted Time (3%) and Lost Time Incident (5%).

The metric for the compliance objective is the avoidance of Notices of Violation or Enforcement with monetary penalties during the Plan Year and is weighted at 10% of a Participant’s Target Incentive. The Target Incentive related to compliance shall be earned based on a determination by the Administrator, taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under generally accepted accounting principles) in the Plan Year, severity of the Notices of Violation or Enforcement, regulatory basis for penalty and respective fact patterns.

2018 Equity Awards

The Company approved the award of stock options and restricted stock to the Named Executive Officers with a grant date of January 2, 2018. The value of the shares underlying each award of options and restricted stock shall be equal to the amounts set forth in the table below as of the grant date. Restricted stock and options will vest in equal annual installments over three years. The exercise price for each option shall be the closing market price of the Company’s common stock on January 2, 2018 and each option shall have a ten-year term. Mr. Feeler declined the Company’s recommended increase in his stock option and restricted stock grant amounts from those granted in 2017.

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The Company also approved the award of Performance Stock Units, with each Named Executive Officer eligible to receive 0% to 200% of the target number of PSUs granted (“Target PSUs”), based on the Company’s Total Stockholder Return (“TSR”) relative to the TSR of the S&P 600 (50% of Target PSUs) and the TSR of certain companies in the environmental and facilities services industry (50% of Target PSUs) over the three-year performance period beginning January 1, 2018. The value of the shares underlying the Target PSUs shall be equal to the amounts set forth in the table below as of the grant date. Mr. Feeler declined the Company’s recommended increase in the value of the shares underlying his Target PSUs from those granted in 2017.

Named Executive Officer	Stock Options	Restricted Stock	Performance Stock Units
Jeffrey R. Feeler President and Chief Executive Officer	$180,000	$450,000	$270,000
Steven D. Welling Executive Vice President of Sales and Marketing	$80,000	$200,000	$120,000
Simon G. Bell Executive Vice President and Chief Operating Officer	$80,000	$200,000	$120,000
Eric L. Gerratt Executive Vice President and Chief Financial Officer	$80,000	$200,000	$120,000
Andrew Marshall Executive Vice President of Regulatory Compliance and Safety	$55,000	$137,500	$82,500

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US Ecology, Inc.
(Registrant)
Date: November 17, 2017	/s/ Eric L. Gerratt
Eric L. Gerratt Executive Vice President and Chief Financial Officer

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